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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is entered into as of __________________ 1999 by and between Calico Commerce, Inc., a California corporation ("Calico California"), and Delaware Calico Commerce, Inc., a Delaware corporation ("Calico Delaware").

                                   WITNESSETH:

        WHEREAS, Calico Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

        WHEREAS, Calico California is a corporation duly organized and existing under the laws of the State of California;

        WHEREAS, on the date of this Merger Agreement, Calico Delaware has authority to issue 150,000,000 shares of Common Stock, par value $0.001 per share (the "Calico Delaware Common Stock"), of which 100 shares are issued and outstanding and owned by Calico California and 30,811,249 shares of Preferred Stock, par value $0.001 per share (the "Calico Delaware Preferred Stock"), of which no shares are issued and outstanding;

        WHEREAS, on the date of this Merger Agreement, Calico California is authorized to issue 35,000,000 shares of Common Stock (the "Calico California Common Stock"), of which ____________________________ shares are issued and outstanding, and 10,565,833 shares of Preferred Stock (the "Calico California Preferred Stock"), of which 10,417,976 shares are issued and outstanding.

        WHEREAS, the respective Boards of Directors for Calico Delaware and Calico California have determined that, for the purpose of effecting the reincorporation of Calico California in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that Calico California merge with and into Calico Delaware upon the terms and conditions herein provided; and

        WHEREAS, the respective Boards of Directors of Calico Delaware and Calico California, the shareholders of Calico California, and the sole stockholder of Calico Delaware have adopted and approved this Merger Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Calico California and Calico Delaware hereby agree to merge as follows:

        1. Merger. Calico California shall be merged with and into Calico Delaware, and Calico Delaware shall survive the merger ("Merger"), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the "Effective Date").

        2. Governing Documents. The Certificate of Incorporation of Calico Delaware shall continue to be the Certificate of Incorporation of Calico Delaware as the surviving corporation.



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Article FIRST of the Restated Certificate of Incorporation of Calico Delaware
shall be amended to read as follows:

        "FIRST: The name of the Corporation is Calico Commerce, Inc."

        The Bylaws of Calico Delaware, in effect on the Effective Date, shall continue to be the Bylaws of Calico Delaware as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

        3. Directors and Officers. The directors and officers of Calico California shall become the directors and officers of Calico Delaware upon the Effective Date and any committee of the Board of Directors of Calico California shall become the members of such committees for Calico Delaware.

        4. Succession. On the Effective Date, Calico Delaware shall succeed to Calico California in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

        5. Further Assurances. From time to time, as and when required by Calico Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Calico California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Calico Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Calico California, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of Calico Delaware are fully authorized in the name and on behalf of Calico California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        6. Stock of Calico California.

                a. Common Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each two (2) shares of Calico California Common Stock outstanding immediately prior thereto shall be changed and converted into three (3) fully paid and nonassessable shares of Calico Delaware Common Stock.

                b. Preferred Stock. Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each two (2) shares of each series of Calico California Preferred Stock outstanding immediately prior thereto shall be changed and converted into three (3) fully paid and nonassessable shares of Calico Delaware Preferred Stock of an equivalent series.

                c. Fractional Shares. No fractional shares which a Calico Delaware stockholder would otherwise be entitled to receive by reason of the exchange of Calico California stock for Calico Delaware stock shall be issued. In lieu of any fractional shares to which a holder would otherwise be entitled, Calico Delaware shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Effective Date as determined by the Board of Directors of Calico Delaware and for the Preferred Stock, such



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fraction multiplied by the Conversion Prices as defined in Article FOURTH of the
Certificate of Designations, Preferences and Rights of the Terms of the Series
A, Series B, Series C, Series D and Series E Preferred Stock.

        7. Stock Certificates. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of Calico California stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Calico Delaware stock into which the shares of Calico California stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Calico Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Calico Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Calico Delaware stock evidenced by such outstanding certificate as above provided.

        8. Options, Warrants and All Other Rights to Purchase Stock. Upon the Effective Date, each outstanding option, warrant or other right to purchase shares of Calico California stock, including those options granted under the Amended 1997 Stock Option Plan and the 1995 Stock Option Plan (the "Option Plans") of Calico California, shall be converted into and become an option, warrant or right to purchase the number of shares of Calico Delaware stock determined by multiplying the number of shares of Calico California subject to the option, warrant or right to purchase by 3/2, rounded down to the nearest whole number, at a price per share equal to the exercise price of the option, warrant or right to purchase Calico California stock divided by 2/3, rounded up to the nearest whole cent, and upon the same terms and subject to the same conditions as set forth in the Option Plan and other agreements entered into by Calico California pertaining to such options, warrants or rights. A number of shares of Calico Delaware stock shall be reserved for purposes of such options, warrants and rights equal to the number of shares of Calico California stock so reserved as of the Effective Date multiplied by 3/2. As of the Effective Date, Calico Delaware shall assume all obligations of Calico California under agreements pertaining to such options, warrants and rights, including the Option Plans, and the outstanding options, warrants or other rights, or portions thereof, granted pursuant thereto.

        9. Other Employee Benefit Plans. As of the Effective Date, Calico Delaware hereby assumes all obligations of Calico California under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

        10. Outstanding Common Stock of Calico Delaware. Forthwith upon the Effective Date, the One Hundred (100) shares of Calico Delaware Common Stock currently issued and outstanding in the name of Calico California shall be canceled and retired and resume the status of authorized and unissued shares of Calico Delaware Common Stock, and no shares of Calico Delaware Common Stock or other securities of Calico Delaware shall be issued in respect thereof.

        11. Covenants of Calico Delaware. Calico Delaware covenants and agrees that it will, on or before the Effective Date:



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                a. Qualify to do business as a foreign corporation in the State of California, and in all other states in which Calico California is so qualified and in which the failure to so qualify would have a material adverse impact on the business or financial condition of Calico Delaware. In connection therewith, Calico Delaware shall irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code and under applicable provisions of state law in other states in which qualification is required hereunder.

                b. File any and all documents with the California Franchise Tax Board necessary to the assumption by Calico Delaware of all of the franchise tax liabilities of Calico California.

        12. Amendment. At any time before or after approval and adoption by the shareholders of Calico California, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of Calico Delaware and Calico California to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

        13. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Calico California or Calico Delaware or both, notwithstanding approval of this Merger Agreement by the sole stockholder of Calico Delaware and the shareholders of Calico California.

        14. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.



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        IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of Calico California and Calico Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

                                      DELAWARE CALICO COMMERCE, INC.,
                                      a Delaware corporation

                                      By:
                                          -------------------------------
                                           Alan P. Naumann,
                                           President and Chief Executive Officer

                                      CALICO COMMERCE, INC.,
                                      a California corporation

                                      By:
                                          -------------------------------
                                           Alan P. Naumann,
                                           President and Chief Executive Officer


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                            CERTIFICATE OF SECRETARY

                                       OF

                         DELAWARE CALICO COMMERCE, INC.

                            (a Delaware corporation)

        I, Arthur F. Knapp, Jr., the Secretary of Delaware Calico Commerce, Inc., a Delaware corporation (the "Corporation"), hereby certify that the Agreement and Plan of Merger to which this Certificate is attached was duly signed on behalf of the Corporation by its President and was duly approved and adopted by a vote of the outstanding stock entitled to vote thereon by written consent of the sole stockholder of the Corporation dated ____________________, 1999.

        Executed effective on the _____ day of _______________, 1999.

                                          -------------------------------
                                           Arthur F. Knapp, Jr., Secretary












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                           CERTIFICATE OF APPROVAL OF

                         AGREEMENT AND PLAN OF MERGER OF

                              CALICO COMMERCE, INC.

                           (a California corporation)

        Alan P. Naumann and Arthur F. Knapp, Jr. certify that:

        1. They are the duly elected and acting President and Secretary, respectively, of Calico Commerce, Inc., a California corporation (the "Corporation").

        2. This Certificate is attached to the Agreement and Plan of Merger dated as of _______________ 1999, providing for the merger of the Corporation with and into Delaware Calico Commerce, Inc., a Delaware corporation.

        3. The Agreement and Plan of Merger in the form attached hereto (the "Merger Agreement") was approved by the Board of Directors of the Corporation at a meeting duly noticed and held on ______________________, 1999.

        4. The total number of outstanding shares of the Corporation entitled to vote on the merger was ________________ shares of Common Stock, 4,000,000 shares of Series A Preferred Stock, 2,400,000 shares of Series B Preferred Stock, 1,388,889 shares of Series C Preferred Stock, 837,362 shares of Series D Preferred Stock , and 1,791,725 shares of Series E Preferred Stock.

        5. The principal terms of the Merger Agreement were approved by an affirmative vote which exceeded the vote required, such vote being a majority of the total number of outstanding shares of Common Stock, and a majority of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock voting together as a single class.

Dated:  __________________________, 1999.


                                          -------------------------------
                                           Alan P. Naumann, President

                                          -------------------------------
                                           Arthur F. Knapp, Jr., Secretary








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        The undersigned, Alan P. Naumann and Arthur F. Knapp, Jr., President and
Secretary, respectively, of Calico Commerce, Inc., a California corporation, declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

        Executed at San Jose, California, on ___________________, 1999.


                                          -------------------------------
                                           Alan P. Naumann, President

                                          -------------------------------
                                           Arthur F. Knapp, Jr., Secretary

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